Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700	[CONSTAR INTERNATIONAL INC. LOGO]

For Immediate Release

Constar International Inc. Announces Fourth Quarter and

Full Year 2003 Financial Results

Philadelphia, PA — March 11, 2004 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the fourth quarter and twelve months ended December 31, 2003.

Fourth Quarter Results

Net sales for the fourth quarter rose to $171.2 million, an 11 percent increase over the $154.1 million for the 2002 fourth quarter. The growth reflects increased shipments of custom and conventional products, favorable foreign currency translation and the pass-through of increased resin prices. The increased net sales were partially offset by previously disclosed price reductions implemented earlier in the year to extend key long-term contracts and increase volume.

Fourth quarter gross profit was $3.6 million compared to $9.0 million in the 2002 fourth quarter. The reduced gross profit is attributable to an unfavorable mix shift and price reductions. During the quarter, gross profit was also impacted by an increase in the Company’s property and casualty insurance premiums. In addition, gross profit was reduced by overhead absorption as the Company curtailed production during the fourth quarter to reduce inventories below prior year and prior quarter levels.

In line with Company guidance, adjusted EBITDA in the fourth quarter was $9.0 million compared to $17.6 million in the fourth quarter of 2002. The reduction in gross profit was the primary contributor to the reduction in adjusted EBITDA.

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization and the cumulative effect of a change in accounting for goodwill. The Company’s Senior Secured Credit Agreement adjusts EBITDA for certain non-cash accruals and uses the adjusted EBITDA figure to

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determine the Company’s compliance with certain financial covenants in the Senior Secured Credit Agreement. In the fourth quarter of 2003, these adjustments included a $1.4 million provision for add-backs related to restructuring and asset impairments. This definition of adjusted EBITDA may not be comparable to adjusted EBITDA as defined by other companies.

Michael J. Hoffman, Constar’s President and Chief Executive Officer, commented, “In response to price competition in early 2003, we signed a large portion of our base volume to long-term contracts. As challenging market conditions continued to develop during 2003, we moved to enhance the Company’s forecasting and capacity management capabilities. As a result, the Company achieved fourth quarter results that were consistent with our adjusted EBITDA guidance with reduced working capital requirements. Going forward we are focused on leveraging our infrastructure and pursuing profitable growth with our Oxbar® oxygen barrier technology.”

Operating expenses in the fourth quarter (defined as selling and administrative expenses, management charges, research and technology expense, foreign exchange adjustments and other expense, net) were $7.9 million compared to $7.2 million for the same period last year. The increase primarily reflects standalone administrative costs associated with being an independent company and legal expenses associated with our patent infringement action to protect our Oxbar® oxygen barrier technology. Partially offsetting these increases was the discontinuation of charges from the Company’s former parent which included $2.4 million in research and technology costs in the fourth quarter of 2002 (compared to $1.2 million of internal costs in the 2003 fourth quarter) and $0.7 million in management expenses.

The Company recognized a restructuring provision of $1.4 million in the fourth quarter related to cost reduction initiatives under which plants in Birmingham, Alabama and Reserve, Louisiana were closed. The Company anticipates achieving the previously disclosed annual savings of approximately $5.5 million and has reduced the expected capital needs to complete the restructuring to $6.0 million, $2.0 million less than originally anticipated.

Interest expense in the fourth quarter was $8.5 million compared to $5.3 million in the prior year period. The increase was the result of the debt incurred in conjunction with the Company’s November 2002 initial public offering.

Income (loss) before taxes, minority interest and the cumulative effect of a change in accounting for goodwill was a loss of $15.0 million in the fourth quarter of 2003 compared to a loss of $3.4 million in the fourth quarter of 2002. The primary contributors to this decline were the previously noted decline in gross profit, increased operating

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expenses, the $1.4 million provision for restructuring and asset impairments and the increase in interest expense.

The Company reported a fourth quarter net loss of $12.1 million, or $1.01 per diluted share, compared to a net loss of $2.4 million, or $0.20 per diluted share, in the 2002 fourth quarter.

Full Year Results

Fiscal 2003 net sales rose to $742.3 million, a 5.4 percent increase over the $704.3 million in 2002. The growth reflects increased shipments of custom products, favorable foreign currency translation and the pass-through of increased resin prices offset by reduced domestic shipments in conventional products partly due to unfavorable weather conditions, unfavorable product mix, and implementation of price reductions to extend key contracts and increase volume.

The Company reported a gross profit of $28.9 million for the twelve-month period compared to $59.2 million for 2002. The reduction in gross profit reflects an unfavorable shift in product mix and the implementation of price reductions. Gross profit was also impacted by higher than anticipated inventory levels in the first half of the year which led to increased product handling and storage costs. The Company also experienced increased premiums for property and casualty insurance as well as group insurance.

Adjusted EBITDA for 2003 was $58.3 million compared to $89.2 million in 2002. As noted above, the Company’s Senior Secured Credit Agreement adjusts EBITDA for certain non-cash accruals and uses the adjusted EBITDA figure to determine the Company’s compliance with certain financial covenants in the Senior Secured Credit Agreement. For 2003, these adjustments included add-backs of a $183 million goodwill impairment loss, an $11.6 million provision for restructuring and asset impairments, a $2.6 million charge for assets no longer in use, and certain other adjustments.

Operating expenses (selling and administrative expenses, management charges, research and technology expense, foreign exchange adjustments and other expense, net) for 2003 were $31.2 million compared to $27.2 million in 2002. This increase reflects higher standalone administrative costs associated with being an independent company, legal expenses associated with our patent infringement action to protect our Oxbar® oxygen barrier technology, and a write-off for assets no longer in use. These factors were partially offset by the discontinuation of inter-company charges from Constar’s former parent. These charges included $12.1 million in research and technology costs (compared to $5.2 million of internal costs for the same period in 2003) and $3.6 million in management expenses in 2002.

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Interest expense for the year was $34.2 million compared to $7.0 million in 2002, reflecting the debt incurred in conjunction with the Company’s initial public offering. For 2003, income (loss) before taxes, minority interest and the cumulative effect of a change in accounting for goodwill, was a loss of $231.8 million compared to income of $25.0 million in the prior year. The decline is primarily attributable to the $183.0 million goodwill impairment loss, the reduction in gross profit, restructuring expenses and increased interest expense.

The Company reported a net loss of $220.5 million, or $18.38 per diluted share, for 2003 compared to a net loss of $35.4 million, or $2.95 per diluted share, last year. The 2003 net loss includes a $183.0 million non-cash charge for impairment of goodwill, while the 2002 net loss included a $50.1 million non-cash charge for the cumulative effect of a change in accounting for goodwill.

Conference Call, Web Cast Information

The Company will hold a conference call on Thursday, March 11, 2004, at 9:00 a.m. EST to discuss this news release and the Company’s business outlook. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (800) 289-0468 (domestic callers) or (913) 981-5517 (international callers). The passcode is “Constar”. The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. EST on March 11, 2004, through midnight on April 8, 2004 and can be accessed via telephone by dialing (888) 203-1112(domestic callers) or (719) 457-0820 (international callers) and entering passcode 344823, or via the web at www.constar.net.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. These risks, uncertainties and other factors include, among other things, the continued conversion from metal, glass and other materials for packaging to plastic packaging; increasing demand for packaging requiring the Company’s proprietary technologies and know-how; the Company’s ability to protect its existing technologies and to develop new technologies; the Company’s ability to control costs; the Company’s relationship with its key customers; the Company’s ability to achieve improved

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utilization on its equipment; the terms upon which the Company acquires resin and its ability to reflect those terms in its sales; the Company’s debt levels and its ability to service existing debt; the Company’s ability to comply with restrictive covenants contained in the instruments governing its indebtedness or obtain waivers if not in compliance; the Company’s ability to realize the expected benefits of the previously announced restructuring and to complete the restructuring at its expected costs; the success of the Company’s customers in selling their products in their markets; the Company’s customers purchasing volumes that do not fall short of projections delivered to the Company; risks associated with the Company’s international operations; legal and regulatory proceedings and developments; general economic and political conditions; seasonal fluctuations in demand and the impact of weather on sales; the Company’s ability to identify trends in the markets and to offer new solutions that address the changing needs of these markets; the Company’s ability to successfully execute its business model and enhance its product mix; the Company’s ability to compete successfully against competitors; and the other risks identified from time to time in the Company’s SEC filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information, contact:

James C. Cook, Executive Vice President and Chief Financial Officer, (215) 698-5392 Ed Bisno, Bisno Communications, (917) 881-5441

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net customer sales	$170,497	$153,705	$739,657	$700,490
Net sales to affiliates	667	357	2,632	3,838

Net sales	171,164	154,062	742,289	704,328
Cost of products sold, excluding depreciation	154,388	130,729	657,869	589,259
Depreciation	12,924	14,304	55,488	55,863

Gross profit	3,852	9,029	28,932	59,206
Selling and administrative expense	7,014	3,616	23,040	10,809
Management charges	—	669	—	3,648
Research and technology expense	1,211	2,427	5,220	12,129
Write off deferred financing costs	714	—	751	—
Interest expense	8,479	5,292	34,221	7,037
Foreign exchange adjustments	(763)	(157)	(1,468)	74
Goodwill impairment loss	—	—	183,000	—
Provision for restructuring and asset impairments	1,418	—	11,557	—
Other expense/(income), net	454	596	4,429	550

Income/ (loss) before taxes, minority interest and cumulative effect of a change in accounting for goodwill	(14,675)	(3,414)	(231,818)	24,959
Provision for income taxes	2,781	969	11,362	(10,170)
Minority interest	50	53	(93)	(118)

Income (loss) before cumulative effect of change in accounting for goodwill	(11,844)	(2,392)	(220,549)	14,671
Cumulative effect of change in accounting for goodwill	—	—	—	(50,059)

Net income (loss)	$(11,844)	$(2,392)	$(220,549)	$(35,388)

Per share data:
Basic and Diluted
Income (loss) before cumulative effect of change in accounting for goodwill	$(0.99)	$(0.20)	$(18.38)	$1.22
Cumulative effect of change in accounting for goodwill	—	—	—	(4.17)

Net income (loss)	$(0.99)	$(0.20)	$(18.38)	$(2.95)

Weighted average shares outstanding:
Basic shares	12,000	12,000	12,000	12,000
Diluted shares	12,000	12,007	12,000	12,002
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(11,844)	$(2,392)	$(220,549)	$(35,388)
Add back:
Interest expense	8,479	5,292	34,221	7,037
Taxes	(2,781)	(969)	(11,362)	10,170
Depreciation	12,924	14,304	55,275	55,863
Cumulative effect of change in accounting for goodwill				50,059

EBITDA	6,778	16,235	(142,415)	87,741
Other adjustments under Senior Secured Credit Agreements	2,315	1,361	200,544	1,428

Adjusted EBITDA	$9,093	$17,596	$58,129	$89,169

SELECTED BALANCE SHEET DATA
	12/31/2003	9/30/2003	12/31/2002
Cash and cash equivalents	$16,478	$44,250	$20,913
Debt:
Senior Revolving Credit	25,000	80,000	55,000
Term B Loan	123,188	148,500	149,625
Second Lien Term Loan	75,000	—	—
Senior Subordinated Debt	172,683	172,617	172,392
Other	1,547	1,530	—